AMENDMENT TO BROKER/DEALER
SERVICE AGREEMENT

This amendment, dated ____________, 20__ (“Amendment”) is by and between ___________________________________________________ (“Broker/Dealer”) and ___________________________________________________________ GWFS Equities, Inc. a registered broker/dealer (“GWFS”).

WHEREAS, the parties have entered into a Broker/Dealer Service Agreement, dated ________________, _____ (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend said Agreement as set forth below.

1.  Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“1.           Program Description.

Broker/Dealer and GWFS will work together with respect to certain participant-directed retirement plans for which both Broker/Dealer and GWFS or its affiliate are providing services (the “Plans”).  GWFS will provide defined contribution recordkeeping administration, communication and other select services to each Plan pursuant to a Services Agreement between one of its affiliates and the plan sponsor.  Registered Representatives of Broker/Dealer shall provide services to the Plan as agreed upon by Broker/Dealer and the plan sponsor.  Such services may include, but are not limited to, one or more of the following:  on-going monitoring, review and evaluation of retirement options; assistance with employee education and employee meetings; review of the Plan’s investment policy; assisting the authorized Plan representative with planning and goal setting; participating in the annual Plan review; and delivery of applicable fund prospectus(es) to plan sponsor.  The parties shall cooperate in good faith to integrate the provision of services to each Plan.  The parties acknowledge that the ultimate services provided to any Plan shall be governed by the agreements executed with the Plan’s representative and/or applicable laws and regulations and that each party hereto is independently responsible for the performance of its own services to any such Plan. To the extent directed by an authorized Plan representative, GWFS shall pay Broker/Dealer for the services provided to the Plan as described in Exhibit A below.

Broker/Dealer is also authorized to offer the Advantage IRA as a rollover option to participants in the Plans.  GWFS shall pay Broker/Dealer based upon the assets in the Advantage IRAs sold by Broker/Dealer, as described in Exhibit B below.”

All provisions of the Agreement not amended hereby shall remain in full force and effect.

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Exhibit B – Advantage IRA Commissions

Payment amounts will be based on the total account value equal to 0.25% annualized paid on a monthly basis.

 IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

BROKER/DEALER

Address:

By:

Name:
Title:
Date:

GWFS Equities, Inc.
8515 East Orchard Road
Greenwood Village, CO 80111

By:

Name:
Title:
Date: